EXHIBIT 99.1

Washington Banking Company 2012 Profits Increase 13% to $16.8 Million;

Fueled by Solid Loan Growth and Improving Asset Quality

OAK HARBOR, WA – January 31, 2013 – Washington Banking Company (NASDAQ: WBCO), the holding company for Whidbey Island Bank, today reported 2012 earnings increased 13% to $16.8 million, or $1.09 per diluted share, compared to $14.9 million, or $0.97 per diluted share in 2011, which included $1.1 million for its final preferred dividend payment. Accelerating loan growth, strong mortgage banking income, and improving credit quality contributed to 2012 profitability. For the fourth quarter of 2012, Washington Banking’s net income was $4.6 million, or $0.30 per diluted share, nearly even with the preceding quarter and up 8% compared to $4.2 million, or $0.28 per diluted share, in the fourth quarter of 2011.

“Profits continue to grow as loan demand from both commercial and residential borrowers is coming back,” said Jack Wagner, President and Chief Executive Officer. “Our fourth quarter loan production was one of the best periods we have seen for a number of years, with the loan portfolio growing 3.5% in the quarter and 5% year-over-year. Mortgage banking revenues more than doubled in 2012, reflecting historically low interest rates and accelerating new home sales.”

“Our new Woodinville branch opened on schedule in December and the early response is encouraging,” said Bryan McDonald, Whidbey Island Bank’s President and CEO. “Located in the northeast quadrant of King County, this location serves the technology corridor, aviation suppliers and a large number of professional service businesses to support the growing population. The demographics of this market are a natural fit for Whidbey Island Bank’s style and we are eager to develop relationships with new clientele.”

2012 Financial Highlights (as of, or for the periods ended December 31, 2012)

•	Return on average assets was 1.01% and return on average common equity was 9.56% in 2012.
•	On a consolidated basis, Total Risk-Based Capital to risk-adjusted assets was 19.39% compared to 19.73% in 2011. The FDIC requires a minimum of 10% Total Risk-Based Capital ratio to be considered well-capitalized.
•	Nonperforming non-covered assets/total assets improved to 1.10%, compared to 1.29% in the preceding quarter and 1.44% a year ago. Classified loans declined to $77.3 million at December 31, 2012, from $78.2 million at September 30, 2012.
•	The $2.2 million provision for covered loan losses in the fourth quarter was more than offset by the reduction in expenses for the change in the FDIC indemnification asset. While the cash flows associated with several acquired hospitality loans have deteriorated, the Bank remains fully covered by the FDIC loss-share agreement for these assets.
•	Tangible book value per common share increased to $11.41, compared to $10.67 a year ago.
•	Low-cost demand, money market, savings and NOW accounts were $1.02 billion, or 69% of total deposits.
•	Loan loss reserves were 2.01% of non-covered loans, and 2.22% a year ago.
•	The interest income generated from the loan portfolios in the FDIC-assisted acquisitions contributed $8.2 million to fourth quarter revenues, and $36.4 million to full year revenues.
•	Net interest margin (NIM) expanded 7 basis points to 5.54% in 2012 from 5.47% in 2011. In the fourth quarter, NIM fell 25 basis points to 5.23% compared to 5.48% in the preceding quarter, and fell 40 basis points from 5.63% in the year ago quarter, reflecting the anticipated reduction in higher yielding loans from the FDIC acquisitions made in 2010.

WBCO Reports 4Q12 EPS of $0.30

January 31, 2013

Regional and Acquisitions Update

“The regional economy is finally showing some sustainable signs of life,” said Wagner. “During 2012, area employment grew at twice the national pace and in response to the new job opportunities, population growth and new households accelerated.” “Our market area continues to improve, particularly in King and Snohomish counties,” stated Rick Shields, Chief Financial Officer. “Our franchise is growing again, in terms of both loans and deposits and we continue to benefit from the two FDIC assisted acquisitions we made in 2010.

“Due to some stress in the covered hospitality portfolio, we booked a $2.2 million provision for covered loans in the fourth quarter, which is the largest such provision we have taken since the acquisitions,” Shields explained. “This provision, however, was offset by a significantly lower change in the FDIC Indemnification Asset line included in noninterest income, which was a cost of $228,000 in the fourth quarter compared to $2.8 million in the third quarter and $3.6 million in the fourth quarter a year ago. For the full year, the provision for covered loan losses was $2.6 million, compared to a benefit of $450,000 in 2011. The change in the FDIC indemnification asset in 2012 totaled $9.1 million compared to $9.2 million a year ago.”

The FDIC indemnification asset carried on the balance sheet declined 23% in the quarter to $34.6 million, and is down 72% from its peak of $124.7 million in the third quarter of 2010. In addition, the clawback adjustment in 2012 was $1.7 million of which $1.1 million was recorded in the second quarter of 2012, compared to $1.6 million in 2011.

Covered loans, which are loans that are subject to a loss-share arrangement as a result of the two FDIC-assisted acquisitions, are shown as a separate line item on the balance sheet and are not included in the net loan totals. Covered loans are also not included in any of the reported credit quality metrics, as they are accounted for separately under generally accepted accounting principles (GAAP). Both the FDIC indemnification asset and the covered loan portfolio will decline over time, as the loans mature, pay off, or are otherwise resolved. The resolution of the acquired loan portfolios continues to progress, with net covered loans down 8% for the quarter, 20% year-over-year and 54% since acquired.

Credit Quality

“Overall asset quality improved during the fourth quarter and for the year as well,” said Dan Kuenzi, Chief Credit Officer. “Residential construction projects continue to make up the majority of nonperforming loans, particularly in the smaller markets we serve.”

Nonperforming, non-covered loans (NPLs) decreased during the fourth quarter to $15.6 million from $17.6 million in the third quarter and from $22.1million in the year ago quarter, with residential construction loans accounting for 45% of the nonperforming loan portfolio. The ratio of NPLs/total non-covered loans improved to 1.82% at 2012 yearend from 2.14% at the end of the third quarter and 2.72% a year ago. Nonperforming, non-covered assets (NPA)/total assets improved to 1.10% compared to 1.29% in the preceding quarter and 1.44% a year ago. Non-covered other real estate owned (OREO) was $3.0 million, compared to $4.1 million in the preceding quarter and $2.0 million a year ago. Distribution of nonperforming, non-covered assets is shown in the following table:

WBCO Reports 4Q12 EPS of $0.30

January 31, 2013

Non-Covered NPA by Location	Island County	King County	San Juan County	Skagit County	Snohomish County	Whatcom County	Total	Percent of Total Non-Covered NPA by Loan Type
(dollars in 000s)
12/31/2012
Commercial	$ 4	$ -	$ 285	$ 585	$ 1,788	$ 304	$ 2,966	15.97%
Real Estate Mortgages
One-to-Four Family Residential	101	-	-	290	-	498	889	4.79%
Commercial	310	-	188	1,008	-	396	1,902	10.24%
Real Estate Construction
One-to-Four Family Residential	1,375	-	-	4,384	-	2,616	8,375	45.09%
Commercial	836	-	-	-	-	-	836	4.49%
Consumer
Direct	131	-	111	217	124	-	583	3.14%
Other Real Estate Owned	891	-	-	1,164	430	538	3,023	16.28%
Total	$ 3,648	$ -	$ 584	$ 7,648	$ 2,342	$ 4,352	$18,574	100.00%

Percent of Total Non-Covered NPA by Location	19.64%	0.00%	3.14%	41.18%	12.61%	23.43%	100.00%

The provision for non-covered loan losses was $1.5 million in the fourth quarter, compared to $1.3 million in the third quarter of 2012 and $2.0 million in the fourth quarter a year ago. The allowance for non-covered loan losses totaled $17.1 million, or 2.01% of non-covered loans. Total net charge-offs in the fourth quarter were $923,000, or 0.44% of average total loans on an annualized basis, compared to $2.2 million, or 1.09% of average loans in the preceding quarter and $2.9 million, or 1.41% of average loans, in the fourth quarter a year ago. For the full year, net charge-offs totaled $8.0 million or 0.97% of average loans compared to $11.3 million, or 1.37% of average loans a year ago.

Balance Sheet

Total assets were $1.69 billion at December 31, 2012, up slightly from $1.68 billion in the preceding quarter and $1.67 billion a year ago. Total non-covered loans increased 3.5% to $853.1 million compared to $824.6 million at September 30, 2012, and were up 5% from $812.8 million at December 31, 2011. “Our commercial lending division continues to establish and maintain strong relationships with business owners in our communities,” said McDonald. “Commercial teams closed $27.1 million in new loans and renewed $34.8 million in commitments in the fourth quarter, bringing total new and renewed commercial group production to $451.2 million, up 15% for the year.”

The non-covered loan portfolio is well diversified with commercial and industrial loans making up 19% and residential mortgages accounting for 4% of the portfolio. Owner-occupied commercial real estate loans represent approximately 25% of the portfolio and non-owner occupied commercial real estate loans account for approximately 24% of loans. Indirect consumer loans account for 9% of the portfolio and other consumer loans account for 9%. Construction and land development loans for residential properties represent 5% and commercial construction and land development loans represent 4% of the portfolio.

As resolution of the covered portfolio progresses, net covered loans totaled $214.1 million and covered OREO totaled $13.5 million at December 31, 2012, compared to $231.5 million and $44.7 million, respectively, three months earlier.

The mix of total deposits continued to improve while the level of total deposits was relatively stable at $1.46 billion at December 31, 2012. Noninterest-bearing demand deposits increased 3% in the quarter and 19% year-over-year, representing 18% of total deposits. Year-over-year, money market accounts were down 10% at $295.4 million, comprising 20% of total deposits; time deposits declined 18% to $447.9 million and accounted for 31% of total deposits. Core deposits, excluding time deposits over $100,000, represented 87% of all deposits.

Shareholders’ equity increased 1% in the quarter and 7% year-over-year, due to the strong earnings generated during the past twelve months. Tangible shareholder equity totaled $176.6 million, or $11.41 per share at December 31, 2012, compared to $10.67 a year ago.

WBCO Reports 4Q12 EPS of $0.30

January 31, 2013

Operating Results

In the fourth quarter of 2012, net interest income decreased 3% to $19.9 million from the linked quarter of $20.6 million, and declined 5% from $20.9 million a year ago. In the full year of 2012, net interest income increased 4% to $82.6 million from $79.7 million in 2011.

“After you work through the complexities of the FDIC assisted accounting items on the income statement, the major driver of noninterest income was gain from the sale of mortgage loans, which contributed $1.2 million to fourth quarter revenues and $3.8 million to 2012 revenues,” said Shields. “As discussed above, the increase in the provision for covered loan losses resulted in a substantially reduced change in the FDIC indemnification asset in the fourth quarter of 2012. Consequently, fourth quarter noninterest income was $4.6 million compared to $1.4 million in the previous quarter and also in the year ago quarter. Collections on the covered asset portfolio generated $567,000 in gains on disposition of those assets, compared to $125,000 in the linked quarter and $2.2 million in the fourth quarter a year ago. For the full year in 2012, noninterest income was $8.2 million compared to $9.2 million in 2011, with higher income from sale of loans and gains on sale of investment securities helping to offset lower gains on disposition of covered assets.”

Gains on sale of investment securities contributed $244,000 in the fourth quarter and $345,000 in the third quarter of 2012 and no gains in the fourth quarter of 2011. For the year 2012, gain on sale of investment securities contributed $931,000 compared to no gains in 2011.

Washington Banking’s net interest margin decreased 25 basis points from the preceding quarter to 5.23% from 5.48% and fell 40 basis points from 5.63% in the year ago quarter. In 2012, net interest margin improved 7 basis points to 5.54% compared to 5.47% in 2011. “With the balance of acquired loans declining, and the above average yields on those loans being replaced with loans carrying current market rates, our net interest margin will continue to fall in 2013,” Shields noted.

Operating expense was relatively flat during 2012 at $56.4 million and $14.0 million in the fourth quarter, reflecting higher compensation expenses throughout the year offset by lower consulting fees and lower FDIC premiums.

In a separate release today, Washington Banking announced it will pay a quarterly cash dividend of $0.15 per common share. “In keeping with our two-tiered approach in determining our dividend payouts each quarter, we are paying $0.06 per share in a basic dividend and $0.09 per share in the variable dividend, which results in the total dividend at 50% of earnings,” Wagner noted. “Our board will continue to evaluate dividends each quarter based on capital requirements, market opportunities and other operating considerations.”

Conference Call Information

Management will host a conference call on Friday, February 1, at 10:00 a.m. Pacific time (1:00 p.m. ET) to discuss the results. This call will also be broadcast live via the internet. Investment professionals and all current and prospective shareholders are invited to access the live call by dialing (480) 629-9835 at 10:00 a.m. PT for conference ID #4588072. To listen to the call online, either live or archived, visit the Investor Relations page of Whidbey Island Bank’s website at www.wibank.com.

About Washington Banking Company

Washington Banking Company is a bank holding company based in Oak Harbor, Washington, that operates Whidbey Island Bank, a state-chartered full-service commercial bank. Founded in 1961, Whidbey Island Bank provides various deposit, loan and investment services to meet customers’ financial needs. With its two FDIC-assisted acquisitions in 2010, Whidbey Island Bank currently operates 31 full-service branches located in six counties in Northwestern Washington. The Seattle Times’ ranked Washington Banking Company as the top financial institution in the region for the third consecutive year in their 21st annual “Best of the Northwest” listing. In 2009, Washington Banking was added to the Russell 2000 Index, a subset of the Russell 3000 Index. Both indices are widely used by professional money managers as benchmarks for investment strategies.

Forward Looking Statements

This news release contains forward-looking statements that are subject to risks and uncertainties. These forward-looking statements describe management's expectations regarding future events and developments such as future operating results, regional economic trends, dividends and dividend payout ratios, covered loan trends, availability of acquisition opportunities, growth in loans and deposits, credit quality and loan losses, net interest margin, benefits from prior FDIC-assisted acquisitions and continued success of the Company’s business plan. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The words “anticipate,” “expect,” “will,” “believe,” and words of similar meaning are intended, in part, to help identify forward-looking statements. Future events are difficult to predict, and the expectations described above are subject to risk and uncertainty that may cause actual results to differ materially. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filings with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others: (1) local and national general and economic condition; (2) changes in interest rates and their impact on net interest margin; (3) competition among financial institutions; (4) legislation or regulatory requirements; (5) the ability to realize the efficiencies expected from investment in personnel and infrastructure; and (6) the ability to open new locations. Washington Banking Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.

www.wibank.com

WBCO Reports 4Q12 EPS of $0.30

January 31, 2013

CONSOLIDATED STATEMENTS OF INCOME (unaudited)	Quarter Ended	Quarter Ended	Three	Quarter Ended	One
($ in thousands, except per share data)	December 31,	September 30,	Month	December 31,	Year
	2012	2012	Change	2011	Change
Interest Income
Non-Covered Loans	$ 11,520	$ 11,644	-1%	$ 12,090	-5%
Covered Loans	8,170	8,998	-9%	9,397	-13%
Taxable Investment Securities	1,352	1,238	9%	1,243	9%
Tax Exempt Securities	336	311	8%	253	33%
Other	61	71	-14%	59	3%
Total Interest Income	21,439	22,262	-4%	23,042	-7%

Interest Expense
Deposits	1,457	1,575	-7%	2,043	-29%
Junior Subordinated Debentures	128	135	-5%	128	0%
Total Interest Expense	1,585	1,710	-7%	2,171	-27%

Net Interest Income	19,854	20,552	-3%	20,871	-5%
Provision for Loan Losses, Non-Covered Loans	1,500	1,250	20%	2,000	-25%
Provision (Recovery) for Loan Losses, Covered Loans	2,246	-	NM	(132)	-1802%
Net Interest Income after Provision for Loan Losses	16,108	19,302	-17%	19,003	-15%

Noninterest Income
Service Charges and Fees	860	886	-3%	934	-8%
Electronic Banking Income	938	820	14%	842	11%
Investment Products	231	335	-31%	237	-3%
Gain on Sale of Investment Securities, Net	244	345	-29%	-	NM
Bank Owned Life Insurance Income	33	43	-23%	66	-50%
Income from the Sale of Loans	1,221	1,146	7%	440	178%
SBA Premium Income	284	126	125%	69	312%
Change in FDIC Indemnification Asset	(228)	(2,762)	-92%	(3,602)	-94%
Gain on Disposition of Covered Assets	567	125	354%	2,208	-74%
Other Income	453	294	54%	233	94%
Total Noninterest Income	4,603	1,358	239%	1,427	223%

Noninterest Expense
Compensation and Employee Benefits	7,627	7,741	-1%	6,458	18%
Occupancy and Equipment	1,757	1,738	1%	1,655	6%
Office Supplies and Printing	427	378	13%	378	13%
Data Processing	531	539	-1%	498	7%
Consulting and Professional Fees	194	194	0%	305	-36%
Intangible Amortization	129	129	0%	147	-12%
FDIC Premiums	314	314	0%	349	-10%
FDIC Clawback Liability	295	247	19%	1,576	-81%
Non-Covered OREO & Repossession Expenses	330	398	-17%	159	108%
Covered OREO & Repossession Expenses	425	122	248%	572	-26%
Other	1,943	1,863	4%	2,196	-12%
Total Noninterest Expense	13,972	13,663	2%	14,293	-2%

Income Before Provision for Income Tax	6,739	6,997	-4%	6,137	10%
Provision for Income Tax	2,153	2,359	-9%	1,898	13%
Net Income Available to Common Shareholders	$ 4,586	$ 4,638	-1%	$ 4,239	8%
Earnings per Common Share
Net Income per Share, Basic	$ 0.30	$ 0.30	0%	$ 0.28	7%

Net Income per Share, Diluted	$ 0.30	$ 0.30	0%	$ 0.28	7%

Average Number of Common Shares Outstanding	15,455,000	15,413,000		15,366,000
Fully Diluted Average Common and Equivalent Shares Outstanding	15,484,000	15,446,000		15,400,000

WBCO Reports 4Q12 EPS of $0.30

January 31, 2013

CONSOLIDATED STATEMENTS OF INCOME (unaudited)	For the Year Ended		One
($ in thousands, except per share data)	December 31,		Year
	2012	2011	Change
Interest Income
Non-Covered Loans	$ 46,530	$ 49,760	-6%
Covered Loans	36,418	34,819	5%
Taxable Investment Securities	5,333	3,967	34%
Tax Exempt Securities	1,178	902	31%
Other	251	259	-3%
Total Interest Income	89,710	89,707	0%

Interest Expense
Deposits	6,581	9,492	-31%
Junior Subordinated Debentures	532	489	9%
Total Interest Expense	7,113	9,981	-29%

Net Interest Income	82,597	79,726	4%
Provision for Loan Losses, Non-Covered Loans	7,100	10,500	-32%
Provision (Recovery) for Loan Losses, Covered Loans	2,644	(450)	-688%
Net Interest Income after Provision for Loan Losses	72,853	69,676	5%

Noninterest Income
Service Charges and Fees	3,560	3,818	-7%
Electronic Banking Income	3,666	3,197	15%
Investment Products	1,295	1,072	21%
Gain on Sale of Investment Securities, Net	931	-	NM
Bank Owned Life Insurance Income	191	311	-39%
Income from the Sale of Loans	3,848	1,197	221%
SBA Premium Income	602	444	36%
Change in FDIC Indemnification Asset	(9,126)	(9,232)	-1%
Gain on Disposition of Covered Assets	1,877	6,312	-70%
Other Income	1,402	2,093	-33%
Total Noninterest Income	8,246	9,212	-10%

Noninterest Expense
Compensation and Employee Benefits	29,944	27,496	9%
Occupancy and Equipment	6,883	6,553	5%
Office Supplies and Printing	1,643	1,665	-1%
Data Processing	2,134	1,916	11%
Consulting and Professional Fees	904	1,152	-22%
Intangible Amortization	512	622	-18%
Merger Related Expenses	-	324	-100%
FDIC Premiums	1,281	1,818	-30%
FDIC Clawback Liability	1,680	1,576	7%
Non-Covered OREO & Repossession Expenses	1,841	1,358	36%
Covered OREO & Repossession Expenses	1,699	2,192	-22%
Other	7,878	9,153	-14%
Total Noninterest Expense	56,399	55,825	1%

Income Before Provision for Income Tax	24,700	23,063	7%
Provision for Income Tax	7,856	7,111	10%
Net Income	16,844	15,952	6%
Preferred Dividends	-	1,084	-100%
Net Income Available to Common Shareholders	$ 16,844	$ 14,868	13%
Earnings per Common Share
Net Income per Share, Basic	$ 1.09	$ 0.97	12%

Net Income per Share, Diluted	$ 1.09	$ 0.97	12%

Average Number of Common Shares Outstanding	15,422,000	15,329,000
Fully Diluted Average Common and Equivalent Shares Outstanding	15,455,000	15,393,000

WBCO Reports 4Q12 EPS of $0.30

January 31, 2013

CONSOLIDATED BALANCE SHEETS (unaudited)			Three		One
($ in thousands except per share data)	December 31,	September 30,	Month	December 31,	Year
	2012	2012	Change	2011	Change
Assets
Cash and Due from Banks	$ 32,145	$ 30,885	4%	$ 25,399	27%
Interest-Bearing Deposits with Banks	75,428	84,570	-11%	80,514	-6%
Federal Funds Sold	-	670	-100%	-	NM
Total Cash and Cash Equivalents	107,573	116,125	-7%	105,913	2%

Investment Securities Available for Sale	372,968	353,881	5%	295,955	26%

Subsidiary Investment in the Trust			100%	-	100%

FHLB Stock	7,441	7,509	-1%	7,576	-2%

Loans Held for Sale	18,043	15,139	19%	22,421	-20%

Loans Receivable	853,134	824,610	3%	812,830	5%
Less: Allowance for Loan Losses	(17,147)	(16,570)	3%	(18,032)	-5%
Non-Covered Loans, Net	835,987	808,040	3%	794,798	5%

Covered Loans, Net Allowance for Loan Losses	214,087	231,517	-8%	268,211	-20%
Premises and Equipment, Net	36,751	36,896	0%	37,492	-2%
Bank Owned Life Insurance	17,704	17,671	0%	17,513	1%
Goodwill and Other Intangible Assets, Net	6,027	6,156	-2%	6,539	-8%
Other Real Estate Owned	3,023	4,080	-26%	1,976	53%
Covered Other Real Estate Owned	13,460	18,811	-28%	26,622	-49%
FDIC Indemnification Asset	34,571	44,713	-23%	65,586	-47%
Other Assets	20,042	19,588	2%	20,080	0%
Total Assets	$ 1,687,677	$ 1,680,126	0%	$ 1,670,682	1%

Liabilities and Shareholders' Equity
Deposits:
Noninterest-Bearing Demand	$ 261,310	$ 252,484	3%	$ 219,250	19%
NOW Accounts	345,599	332,116	4%	276,288	25%
Money Market	295,441	292,745	1%	327,256	-10%
Savings	112,725	109,107	3%	99,882	13%
Time Deposits	447,898	471,778	-5%	543,668	-18%
Total Deposits	1,462,973	1,458,230	0%	1,466,344	0%

Junior Subordinated Debentures	25,774	25,774	0%	25,774	0%
Other Liabilities	16,306	15,155	8%	7,744	111%
Total Liabilities	1,505,053	1,499,159	0%	1,499,862	0%
Shareholders' Equity
Common Stock (no par value)
Authorized 35,000,000 Shares:
Issued and Outstanding 15,483,598 at 12/31/12,
15,451,307 at 9/30/12 and 15,398,197 at 12/31/11	85,707	85,381	0%	84,564	1%
Retained Earnings	92,234	89,966	3%	83,107	11%
Accumulated Other Comprehensive Income	4,683	5,620	-17%	3,149	49%
Total Shareholders' Equity	182,624	180,967	1%	170,820	7%
Total Liabilities and Shareholders' Equity	$ 1,687,677	$ 1,680,126	0%	$ 1,670,682	1%

WBCO Reports 4Q12 EPS of $0.30

January 31, 2013

FINANCIAL STATISTICS (unaudited)	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Year Ended
($ in thousands, except per share data)	December 31,	September 30,	June 30,	December 31,	December 31,
	2012	2012	2012	2011	2012	2011

Averages
Total Assets	$ 1,677,465	$ 1,672,663	$ 1,671,825	$ 1,670,572	$ 1,671,903	$ 1,681,254
Non-Covered Loans and Loans Held for Sale	841,044	831,256	825,779	830,519	831,179	831,997
Covered Loans	223,473	236,355	248,079	274,463	242,552	307,836
Interest Earning Assets	1,533,010	1,513,891	1,501,373	1,488,674	1,510,471	1,475,835
Deposits	1,455,049	1,457,014	1,460,266	1,472,059	1,457,896	1,487,149
Common Shareholders' Equity	181,015	176,934	174,565	166,933	176,137	162,065

Financial Ratios
Return on Average Assets, Annualized	1.09%	1.10%	0.68%	1.01%	1.01%	0.95%
Return on Average Common Equity, Annualized(1)	10.08%	10.43%	6.56%	10.07%	9.56%	9.17%
Efficiency Ratio (2)	56.42%	61.53%	68.20%	63.35%	61.31%	62.06%
Yield on Earning Assets (2)	5.64%	5.93%	6.16%	6.21%	6.02%	6.15%
Cost of Interest Bearing Liabilities	0.52%	0.55%	0.60%	0.67%	0.57%	0.76%
Net Interest Spread	5.12%	5.38%	5.56%	5.54%	5.45%	5.39%
Net Interest Margin (2)	5.23%	5.48%	5.67%	5.63%	5.54%	5.47%

Tangible Book Value Per Share (3)	$ 11.41	$ 11.31	$ 10.97	$ 10.67	$ 11.41	$ 10.67
Tangible Common Equity (3)	10.50%	10.44%	10.22%	9.87%	10.50%	9.87%

	December 31,	September 30,	June 30,	December 31,	Regulatory Requirements
	2012	2012	2012	2011	Adequately- capitalized	Well- capitalized
Period End
Total Risk-Based Capital Ratio - Consolidated (4)	19.39%	19.59%	19.79%	19.73%	8.00%	NA
Tier 1 Risk-Based Capital Ratio - Consolidated (4)	18.14%	18.34%	18.53%	18.47%	4.00%	NA
Tier 1 Leverage Ratio - Consolidated (4)	11.82%	11.65%	11.44%	11.16%	4.00%	NA
Total Risk-Based Capital Ratio - Whidbey Island Bank (4)	18.77%	19.02%	19.16%	19.09%	8.00%	10.00%
Tier 1 Risk-Based Capital Ratio - Whidbey Island Bank (4)	17.51%	17.77%	17.91%	17.84%	4.00%	6.00%
Tier 1 Leverage Ratio - Whidbey Island Bank (4)	11.36%	11.25%	11.04%	10.77%	4.00%	5.00%

(1) Return on average common equity is adjusted for preferred stock dividends.

(2) Fully tax-equivalent is a non-GAAP performance measurement that management believes provides investors with a more accurate picture of the net interest margin, revenue and efficiency ratio for comparative purposes. The calculation involves grossing up interest income on tax-exempt loans and investments by an amount that makes it comparable to taxable income. Please see reconciliation to GAAP measure that appears elsewhere in this release.

(3) Please see the reconciliations to GAAP measures that appear elsewhere in this release. Tangible book value per share and tangible common equity are non-GAAP performance measurements that management believes provide a more accurate picture of equity.

(4) Capital ratios for the most recent period are an estimate pending filing of the Company's regulatory reports.

WBCO Reports 4Q12 EPS of $0.30

January 31, 2013

NON-COVERED ASSET QUALITY (unaudited)	Quarter Ended		Quarter Ended	Quarter Ended	Year Ended
($ in thousands, except per share data)	December 31,		September 30,	December 31,	December 31,
	2012		2012	2011	2012	2011
Allowance for Non-Covered Loan Losses Activity:
Balance at Beginning of Period	$ 16,570		$ 17,565	$ 18,936	$ 18,032	$ 18,812
Indirect Loans:
Charge-offs	(241)		(134)	(324)	(801)	(1,208)
Recoveries	91		75	110	410	582
Indirect Net Charge-offs	(150)		(59)	(214)	(391)	(626)

Other Loans:
Charge-offs	(1,255)		(2,365)	(2,872)	(8,382)	(11,733)
Recoveries	482		179	182	788	1,079
Other Net Charge-offs	(773)		(2,186)	(2,690)	(7,594)	(10,654)

Total Net Charge-offs	(923)	0	(2,245)	(2,904)	(7,985)	(11,280)
Provision for Loan Losses, Non-Covered Loans	1,500		1,250	2,000	7,100	10,500
Balance at End of Period	$ 17,147		$ 16,570	$ 18,032	$ 17,147	$ 18,032

Net Charge-offs to Average Loans:
Indirect Loans Net Charge-Offs, to Avg Indirect Loans, Annualized (1)	0.74%		0.29%	1.00%	0.48%	0.71%
Other Loans Net Charge-Offs, to Avg Other Loans, Annualized (1)	0.41%		1.18%	1.46%	1.03%	1.44%
Net Charge-offs to Average Total Loans (1)	0.44%		1.09%	1.41%	0.97%	1.37%

	December 31,		September 30,		December 31,
	2012		2012		2011
Nonperforming Non-Covered Assets
Nonperforming Non-Covered Loans (2)	$ 15,551		$ 17,642		$ 22,100
Non-Covered Other Real Estate Owned	3,023		4,080		1,976
Total Nonperforming Non-Covered Assets	$ 18,574		$ 21,722		$ 24,076
Nonperforming Non-Covered Loans to Total Non-Covered Loans (1)	1.82%		2.14%		2.72%
Nonperforming Non-Covered Assets to Total Assets	1.10%		1.29%		1.44%
Allowance for Loan Losses to Nonperforming Non-Covered Loans	110.26%		93.92%		81.59%
Allowance for Loan Losses to Non-Covered Loans	2.01%		2.01%		2.22%

Non-Covered Loan Composition
Commercial	$ 162,481		$ 155,208		$ 150,386
Real Estate Mortgages
One-to-Four Family Residential	36,873		37,262		40,331
Commercial	415,754		394,878		370,782
Real Estate Construction
One-to-Four Family Residential	46,472		44,892		58,810
Commercial	34,926		33,104		31,546
Consumer
Indirect	77,596		79,648		80,396
Direct	77,294		77,759		78,726
Deferred Costs	1,738		1,859		1,853
Total Non-Covered Loans	$ 853,134		$ 824,610		$ 812,830

Time Deposit Composition
Time Deposits $100,000 and more	$ 188,282		$ 200,641		$ 229,741
All Other Time Deposits	247,037		258,301		305,753
Brokered Deposits
CDARS (Certificate of Deposit Account Registry Service)	12,579		12,836		8,174
Total Time Deposits	$ 447,898	0	$ 471,778	0	$ 543,668

(1) Excludes Loans Held for Sale.

(2) Nonperforming loans includes nonaccrual loans plus accruing loans 90 or more days past due.

WBCO Reports 4Q12 EPS of $0.30

January 31, 2013

Non-GAAP Financial Measures

Fully tax-equivalent net interest income and fully tax-equivalent net interest margin are non-GAAP performance measurements that management believes provides investors with a more accurate picture of the Company's operational performance and is consistent with industry practice. The calculation involves grossing up interest income on tax-exempt loans and investments by an amount that makes it comparable to taxable income.

The following table provides the reconciliation of the Company's net interest income and net interest margin (GAAP) to a fully tax-equivalent net interest income and fully tax-equivalent net interest margin (non-GAAP) for the periods presented:

	Quarter Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,
	2012	2012	2011	2012	2011

Net Interest Income	$ 19,854	$ 20,552	$ 20,871	$ 82,597	$ 79,726
Tax-Equivalent Adjustment (1)	307	295	264	1,144	1,021
Tax-Equivalent Net Interest Income	20,161	20,847	21,135	83,741	80,747

Average Interest Earning Assets	1,533,010	1,513,891	1,488,674	1,510,471	1,475,835

Net Interest Margin	5.15%	5.40%	5.56%	5.47%	5.40%
Tax-Equivalent Net Interest Margin (1)	5.23%	5.48%	5.63%	5.54%	5.47%

Non-GAAP Financial Measures

Tangible common equity, tangible assets and tangible book value per common share are not measures that are calculated in accordance with GAAP. However, management uses these non-GAAP measures in its analysis of the Company's performance. Management believes that these non-GAAP measures are an important indication of the Company's ability to grow both organically and through business combinations, and, with respect to tangible common equity, the Company's ability to pay dividends and to engage in various capital management strategies.

Neither tangible common equity, tangible assets or tangible book value per common share should be considered in isolation or as a substitute for common shareholders' equity or book value per common share or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Company calculates tangible common equity, tangible assets and tangible book value per share may differ from that of other companies reporting measures with similar names.

The following table provides the reconciliation of the Company's shareholders' equity (GAAP) to tangible common equity (non-GAAP) and total assets (GAAP) to tangible assets (non-GAAP) for the periods presented:

	December 31,	September 30,	December 31,
($ in thousands, except per share data)	2012	2012	2011

Total Shareholders' Equity	$ 182,624	$ 180,967	$ 170,820
Adjustments to Shareholders' Equity
Goodwill and Other Intangible Assets, Net (2)	(6,027)	(6,156)	(6,539)
Tangible Common Equity	176,597	174,811	164,281

Total Assets	$ 1,687,677	$ 1,680,126	$ 1,670,682
Adjustments to Total Assets
Goodwill and Other Intangible Assets, Net (2)	(6,027)	(6,156)	(6,539)
Tangible Assets	1,681,650	1,673,970	1,664,143

Common Shares Outstanding at Period End	15,483,598	15,451,307	15,398,197

Tangible Common Equity	10.50%	10.44%	9.87%
Tangible Book Value per Common Share	$ 11.41	$ 11.31	$ 10.67

(1) Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate

(2) Goodwill and Other Intangible Assets, Net excludes mortgage servicing rights

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Note: Transmitted on Business Wire on January 31, 2013, at 5:00 a.m. PT.